Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Richard R. Current
Vice President & CFO
517/372-9200

Neogen reports 30% increase in operating income

LANSING, Mich., Sept. 29, 2004 – Neogen Corporation (Nasdaq: NEOG) announced today that its operating income for the first quarter of its 2005 fiscal year, which ended Aug. 31, jumped 30% from the previous year’s first quarter. Neogen’s first quarter revenues were $15,212,000 — a 24% increase compared to the prior year.

First quarter net income per share was $0.19 as compared with $0.16 for the same period last year. Neogen’s quarterly net income increased 22% to $1,584,000 from $1,302,000 in FY 2004. The quarter marked the 46th consecutive profitable quarter from operations for the company, and was the 51st of the past 55 quarters when Neogen reported revenue increases as compared with the previous year.

“The first quarter was a great start for our new fiscal year,” said James Herbert, Neogen’s president. “We continued our remarkable quarter-to-quarter success of consistent growth in sales and profits, and also made significant progress in implementing our plan to ensure long-term growth. I’m very proud of our management team and employee group.”

The first quarter also saw Neogen continue its progress toward controlling costs to improve operating results. Sales and marketing expenses dropped to 21% of sales from last year’s 24%. General and administrative expenses remained within Neogen’s target range — under 8% of sales, and gross margins increased for the third straight quarter to 49.3% of sales. As a result, the company’s operating income increased to 16% of sales compared with 15% in the prior year.

Neogen’s Animal Safety Division led the company’s first quarter revenue increase, with sales up 50% from $5,334,000 in FY 2004 to $8,012,000 in FY 2005. The November 2003 acquisitions of Hacco and Hess & Clark contributed substantially to the increase. However, the division also saw significant sales growth in its veterinary instrument products, up 20% over last year, and sales of Neogen’s proprietary K-Blue® substrate, which was up 45%. Sales growth of more than 40% was also achieved for both BotVax® B and EqStim®, Neogen’s unique vaccines sold primarily to the professional equine market.

Integrating Hacco’s rodenticides into Neogen’s sales and marketing group yielded a 18% sales increase when compared to the same quarter under previous ownership. Neogen’s veterinary instrument revenues were bolstered by continuing improvement in sales to veterinary retailers, including Tractor Supply Company. Sales of Neogen’s D3™ detectable veterinary needles experienced a strong increase as the needles’ unique combination of durability and detectability continues to gain market acceptance.

“The quarter provided solid indications that our cost-saving initiatives are yielding results,” said Lon Bohannon, Neogen’s chief operating officer.

“We made some strategic decisions in the previous fiscal year that had a short-term adverse impact on our earnings knowing we would achieve long-term benefits. In our first quarter, we started to realize some of those benefits.” Neogen’s Food Safety Division first quarter revenues were up 4.4% compared to the prior year. Lower overall sales for general sanitation products and tests to detect naturally occurring toxins were offset by sizable increases in sales of Acumedia dehydrated culture media products, and food safety products to international markets. Acumedia sales increased 38% overall, led by strong sales into industrial, pharmaceutical and food safety markets. International food safety sales jumped 33%, led by a 38% sales growth in Latin America for products such as rapid test kits for genetically modified soybeans and test kits to detect harmful pathogens, such as Listeria.

Increasing sales of Acumedia products led Neogen to a decision to consolidate its outdated Baltimore dehydrated culture media operations into newly-renovated space in its Lansing, Mich., facilities. The new facilities and processing equipment are expected to dramatically improve operating efficiency, and increase capacity by 300 to 400%. Production of Acumedia products is expected to be fully integrated into the Lansing facilities before the end of Neogen’s second fiscal quarter. The move is not expected to have a material effect on earnings for the current fiscal year.

“Our solid first quarter results enabled Neogen to improve on its already strong financial position,” said Richard Current, Neogen’s chief financial officer. “Positive cash flows allowed us to pay down $1.5 million of long-term debt and invest more than $700,000 in new facilities and equipment.”

Neogen Corporation develops and markets products dedicated to food and animal safety. The company’s Food Safety Division markets dehydrated culture media, and diagnostic test kits to detect foodborne bacteria, natural toxins, genetic modifications, food allergens, drug residues, plant diseases and sanitation concerns. Neogen’s Animal Safety Division markets a complete line of diagnostics, veterinary instruments, veterinary pharmaceuticals, nutritional supplements, disinfectants, and rodenticides.

NEOGEN CORPORATION SUMMARIZED UNAUDITED CONSOLIDATED OPERATING DATA

(In thousands, except for percentages and per share amounts)

	Quarter ended Aug. 31
	2004	2003
Revenue
Food Safety	$7,200	$6,899
Animal Safety	8,012	5,334

Total revenue	15,212	12,233
Cost of sales	7,707	5,973

Gross margin	7,505	6,260
Other expenses
Sales & marketing	3,206	2,923
Administrative	1,151	787
Research & development	718	676

Total other expenses	5,075	4,386

Operating income	2,430	1,874
Other revenue	(11)	108

Income before tax	2,419	1,982
Income tax	835	680

Net income	$1,584	$1,302
Net income per diluted share	$0.19	$0.16

Other information:
Shares to calculate per share	8,468	8,211
Depreciation & amortization	$434	$301
Interest expense	24	—
Gross margin (% of sales)	49.3%	51.2%
Operating income (% of sales)	16.0%	15.3%
Revenue increase vs. FY 2004	24.3%
Net income increase vs. FY 2004	21.7%

NEOGEN CORPORATION SUMMARIZED UNAUDITED CONSOLIDATED BALANCE SHEET DATA

(In thousands)

	Aug. 31 2004	May 31 2004
Assets
Current assets
Cash & investments	$1,585	$1,696
Accounts receivable	10,357	9,924
Inventory	12,383	12,374
Other current assets	1,917	2,281

Total current assets	26,242	26,275
Property & equipment	11,328	10,952
Goodwill & other assets	22,664	22,748

Total assets	$60,234	$59,975

Liabilities & Stockholders’ Equity
Current liabilities
Accounts payable	$2,829	$3,063
Other current liabilities	2,657	2,593

Total current liabilities	5,486	5,656
Other liabilities	4,952	6,477
Stockholders’ equity—shares out 8,087 in ‘05 & 8,010 in ‘04	49,796	47,842

Total liabilities & stockholders’ equity	$60,234	$59,975

Certain portions of this news release that do not relate to historical financial information constitute forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties. Actual future results and trends may differ materially from historical results or those expected depending on a variety of factors listed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s most recently filed Form 10-K.

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